Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-226341 on Form S-3 of our report dated September 18, 2018, relating to the consolidated financial statements of EyePoint Pharmaceuticals, Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 31, 2018